Exhibit 99.1

Walker & Dunlop Reports

Fourth Quarter and Full Year 2010 Results

FULL YEAR 2010 HIGHLIGHTS

•                  Income from Operations Up 40% Over Prior Year

•                  Originations Up 42% Over Prior Year

•                  Revenues Up 37% Over Prior Year

•                  Servicing Portfolio Up 11% Over Prior Year

•                  Continued Strong Credit Performance in Risk-Sharing Portfolio

Bethesda, MD — March 29, 2011 — Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) announced today that income from operations increased 40% to $40.1 million or $2.67 per diluted share for the year ending December 31, 2010, compared to $28.6 million or $2.00 per diluted share for the prior year.  Income from operations for the fourth quarter of 2010 decreased 2% to $10.6 million or $0.67 per diluted share from $10.8 million or $0.73 per diluted share for the fourth quarter of 2009.

“I am extremely pleased to report such strong results for our first year and quarter as a public company. Our successful IPO and record operating results are emblematic of our Company’s capabilities,” said Chairman, President and Chief Executive Officer Willy Walker. “Raising capital at the beginning of the economic cycle positions the Company very well for growth and sustained profitability. We will put our capital to work in order to expand our existing business and diversify our real estate lending platform.”

NET INCOME

Net income for the year ended December 31, 2010 was $8.2 million or $0.55 per diluted share and was $39.5 million or $2.76 per diluted share for the prior year.  Net loss for the fourth quarter 2010 was $(21.3) million or $(1.34) per diluted share and net income for the fourth quarter 2009 was $10.8 million or $0.73 per diluted share.  The Company’s tax status changed from a pass-through entity to a C-Corporation concurrent with the closing of its initial public offering in December 2010.  As a result, the Company recognized a deferred tax charge of $31.6 million in the fourth quarter.  This change in tax status along with the recognition of a bargain purchase gain in 2009 have a significant impact on the comparability of net income for the years and quarters ended December 31, 2010 and 2009.  Normalizing for taxes and the bargain purchase gain, pro-forma income from operations, net of taxes, would be $24.6 million or $1.64 per diluted share for the year ended December 31, 2010 and $17.5 million or $1.23 per diluted share for the prior year, a 40% increase.  Pro-forma income from operations, net of taxes, for the fourth quarter 2010 would be $6.5 million or $0.41 per diluted share and $6.6 million or $0.45 per diluted share for the fourth quarter 2009.

OPERATING RESULTS

TOTAL REVENUES were $121.8 million for the year ending December 31, 2010 compared to $88.8 million for the prior year, a 37% increase.  The increase in revenue was primarily due to higher loan origination volumes and associated loan origination fees as well as higher servicing fees as a result of the growth in the aggregate servicing portfolio.  Total revenue for the fourth quarter of 2010 was $36.1 million compared to $26.5 million in the fourth quarter 2009, a 36% increase.

GAINS FROM MORTGAGE BANKING ACTIVITIES were $85.2 million for the year ended December 31, 2010 compared to $57.9 million for the prior year, a 47% increase.  Gains from mortgage banking activities for the fourth quarter of 2010 were $26.7 million compared to $17.8 million in the fourth quarter 2009, a 50% increase.  Gains from mortgage banking activities are the revenues recognized through the loan origination and sale process and are comprised of two components: loan origination fees (cash), and gains attributable to mortgage servicing rights (non-cash).  LOAN ORIGINATION FEES were $42.2 million for the year ended December 31, 2010 compared to $27.7 million for the prior year, a 52% increase.  Loan origination fees for the fourth quarter of 2010 were $12.2 million compared to $7.9 million in the fourth quarter 2009, a 55% increase.  GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $43.1 million in 2010, compared to $30.2 million in the prior year, a 42% increase.  Gains attributable to MSRs in the fourth quarter of 2010 were $14.4 million compared to $9.9 million in the fourth quarter 2009, a 46% increase.  The increase in loan origination fees is due to the increased volume of loan originations and will vary somewhat with distinct types of originations, but in general, moves in tandem with aggregate origination volumes.  Gains attributable to MSRs, however, are only earned on originations of Fannie Mae, Freddie Mac, and HUD loans.  Therefore, as the mix of the company’s originations varies among those three sources of capital and other sources of capital where the company does not recognize MSRs, the gains attributable to MSRs may, or may not, move in tandem with aggregate origination volumes.  Specifically among Fannie Mae, Freddie Mac, and HUD, the Company earns greater MSRs on Fannie Mae originations, partially due to higher servicing fees which include our risk-sharing obligation.

OPERATING MARGIN, calculated as income from operations as a percentage of total revenue, was 33% for the year ended December 31, 2010, compared to 32% in the prior year.  Operating margin was 29% for the fourth quarter 2010 down from 41% in the fourth quarter 2009. The higher than normal fourth quarter 2009 margin was due to a high percentage of Fannie Mae and HUD originations.  The fourth quarter 2010 margin of 29% is slightly below the 2010 average of 33% for three main reasons. First, the Company typically has lower margins in the fourth quarter as our loan originators achieve milestones which enable them to earn higher commissions as a percentage of gross origination fees. Second, the Capital Markets group, which provides loans through life insurance companies and CMBS, contributed significant volume in the fourth quarter where the Company does not recognize gains attributable to MSRs.  Finally, the Company recorded a provision for risk-sharing obligations of $3.1 million in the fourth quarter which was over 40% of our total annual provision.

TOTAL EXPENSES were $81.7 million for the year ended December 31, 2010 compared to $60.2 million for the prior year, a 36% increase.  The increase was primarily due to an increase in personnel expense based on higher commissions associated with the increase in loan origination volume, an increase in amortization and depreciation due to growth of the servicing portfolio, and an increase in the provision for risk-sharing obligations.  Personnel expense as a percent of revenues was 35% for the year ended December 31, 2010 compared to 36% for the prior year.  Total expenses were $25.4 million for the fourth quarter 2010 compared to $15.7 million for the fourth quarter 2009, a 62% increase.

LOAN ORIGINATIONS AND SERVICING PORTFOLIO

LOAN ORIGINATIONS were $3.2 billion for the year ended December 31, 2010 compared to $2.2 billion for the prior year, a 42% increase. Loan originations for the fourth quarter 2010 were $1.1 billion compared to $0.5 billion in the same period in 2009, a 95% increase.

THE SERVICING PORTFOLIO totaled $14.6 billion at December 31, 2010 compared to $13.2 billion at December 31, 2009, an 11% increase.  We retain servicing rights on most of the loans we originate and generate revenues from the fees we receive for servicing the loans, interest income from escrow deposits held on behalf of borrowers, late charges and other ancillary fees. SERVICING FEES were $27.0 million for the year ended December 31, 2010 compared to $21.0 million for the prior year, a 29% increase.  Servicing fees in the fourth quarter 2010 were $7.3 million compared to $5.6 million in the fourth quarter of 2009, a 29% increase.  WEIGHTED-AVERAGE SERVICING FEE was 20 basis points at December 31, 2010 compared to 18 basis points for the prior year, an 11% increase. The increase in servicing fees was primarily due to growth of the aggregate servicing portfolio as well higher average servicing fees on the new loans added to the portfolio.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is the balance of Fannie Mae DUS loans that are subject to a defined risk-sharing formula, was $6.7 billion at December 31, 2010 compared to $5.9 billion at the end of the prior year, a 14% increase.  Credit quality within the Company’s at-risk servicing portfolio remains very strong.  NET WRITE-OFFS for the year ended December 31, 2010 were $2.1 million or 0.03% of the at-risk servicing portfolio compared to $0.5 million or 0.01% for the prior year.  There were no net write-offs in the fourth quarter of 2010 or 2009.  For the ten year period ending December 31, 2010, we recorded net write offs of $4.5 million, equal to 0.01% per year of the average at-risk servicing portfolio balance.

PROVISION FOR RISK-SHARING OBLIGATIONS was $7.5 million, or 11 basis points of the at-risk servicing portfolio, for the year ended December 31, 2010, compared to $2.3 million, or 0.04% of the at-risk portfolio, for the year ended December 31, 2009, a 230% increase.  The provision for risk-sharing obligations was $3.1 million, or 0.05% of the at-risk portfolio, for the fourth quarter 2010, compared to $2.3 million in the fourth quarter 2009, or 0.04% of the at-risk portfolio, a 34% increase.

60 DAY DELINQUENCIES were $56.6 million, or 0.85% of the at-risk servicing portfolio, at December 31, 2010, compared to $17.9 million, or 0.31%, at December 31, 2009, a 216% increase. 60 day delinquencies peaked during the second quarter 2010 at $104.1 million, or 1.64% of the at-risk portfolio and have since declined to 0.85% at the end of 2010.

TAX

We reported tax expense of $31.9 million for the year and quarter-ended December 31, 2010, compared to zero for the year and quarter-ended December 31, 2009. Concurrent with the closing of our initial public offering in December 2010, a deferred tax expense of $31.6 million was recognized due to our change in tax status from a pass-through entity to a C-Corporation. Prior to our change in tax status, the tax liability on our historical earnings had been the obligation of our owners, resulting in insignificant corporate federal and state tax expense. The $31.6 million deferred tax expense represents the recognition of a net deferred tax liability, and corresponding tax expense, relating to all temporary differences existing as of the date of our change in corporate tax status, December 20, 2010. The remaining $0.3 million represents tax expense at our effective combined federal and state income tax rate of 38.7% on income recorded from the date of the change in tax status through December 31, 2010.

REGULATORY LANDSCAPE

Dodd-Frank, Basel III, and Agency reform present an ever-changing regulatory landscape for the Company and our competitors. As a non-bank financial services firm, we believe the Company will confront challenges and seize on opportunities swiftly and effectively. The White Paper, released in early February by the Obama administration, began the process of redefining the U.S. Government’s role in the U.S. housing markets.  We were pleased to see how prominently multifamily housing was discussed in the White Paper and the stated importance it has in providing affordable housing close to good jobs for Americans. As many analysts and government officials have acknowledged, this process is likely to take considerable time.

We will closely monitor legislative developments and continue to use Fannie Mae, Freddie Mac and HUD as sources of capital for our multifamily financing activities. We will also grow our non-agency lending operations for life insurance companies, CMBS, and other sources of capital for commercial real estate.  In 2007, the Company originated 41% of its business for Life Insurance Companies and CMBS and 59% with Fannie Mae.  In 2009, when Agency financing was the predominant source of capital for multifamily housing, the Company acquired Freddie Mac and HUD origination capabilities and did 85% of its financing with the Agencies.  As the future of Fannie Mae, Freddie Mac, and HUD is determined, and as other sources of capital return to commercial real estate, the Company will apply the same expertise in finding the appropriate source of capital for our client’s financing needs that it has in the past.

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the quarterly and annual results on Tuesday, March 29, 2011 at 8:30 a.m. EST. Analysts and investors interested in participating are invited to call (800) 916-9049 from within the United States or (212) 231-2916 from outside the United States. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00a.m. EST March 29, 2011 through June 27, 2011. Please call (800) 633-8284 from the United States or (402) 977- 9140 from outside the United States with passcode 21515335.  An audio replay will also be available on the Investor Relations section of the Walker & Dunlop website, along with the conference call presentation materials.

About Walker & Dunlop

Through its subsidiary Walker & Dunlop, LLC, Walker & Dunlop, Inc. (NYSE: WD) is one of the leading providers of commercial real estate financial services in the United States, with a primary focus on multifamily lending. As a Fannie Mae DUS(TM), Freddie Mac Program Plus(R) and MAP- and LEAN-approved FHA lender, the Multifamily and FHA Finance groups of Walker & Dunlop are focused on lending to property owners, investors, and developers of multifamily properties across the country. The Capital Markets group specializes in financing commercial real estate for owners and investors across the United States. Capital for this financing comes from large institutions such as life insurance companies, commercial banks, CMBS lenders, pension funds, and specialty finance companies. The Principal Investment group provides institutional advisory, asset management, and investment management services with respect to debt, structured debt and equity.

Use of Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Walker & Dunlop, Inc. uses income from operations per diluted share, pro forma income from operations, net of tax, and pro-forma net income per diluted share, which are non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, refer to the reconciliation of income from operations to pro-forma income from operations, net of tax, included at the base of the Consolidated Statement of Operations; and the table captioned “ Income From Operations Per Share” included at the end of this release.  Walker & Dunlop, Inc. defines income from operations per diluted share as income from operations divided by the weighted average outstanding diluted shares. Pro-forma income from operations, net of tax, adjusts income from operations, as reported, by applying the Company’s effective federal and state income tax rates as if it were a corporate tax payer for all of 2010 and 2009, and removing the impact of the non-taxable bargain purchase gain in 2009. The bargain purchase gain in 2009, and the Company’s change in tax status in 2010, have significant effects on the comparability of net income for 2010 and 2009.  Management uses these non-GAAP measures in comparing Walker & Dunlop Inc.’s operating results with historical performance and believes they provides meaningful and comparable information to management and investors to assist in their review of Walker & Dunlop Inc.’s performance relative to prior periods and its competitors.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ or ‘‘potential’’ or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section entitled ‘‘Risk Factors” in our registration statement on Form S-1, as most recently amended and filed on December 13, 2010.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc.

Consolidated Balance Sheets

December 31, 2010 and 2009

(In thousands, except share and per share data)

	December 31,
	2010	2009
Assets
Cash and cash equivalents	$33,285	$10,390
Restricted cash	4,580	7,516
Pledged securities, at fair value	14,281	11,643
Loans held for sale	302,851	101,939
Servicing fees and other receivables, net	13,829	15,790
Derivative assets	6,354	11,153
Mortgage servicing rights	106,189	81,427
Intangible assets	1,266	1,398
Other assets	2,985	2,476
Total assets	$485,620	$243,732

Liabilities and Equity

Liabilities
Accounts payable and other accruals	$27,487	$18,753
Performance deposit from borrower	5,970	4,585
Derivative liabilities	1,454	6,707
Guaranty obligation, net of accumulated amortization	8,928	8,751
Allowance for risk-sharing obligations	10,873	5,552
Deferred tax liability	30,226	—
Warehouse notes payable	248,419	96,612
Notes payable	27,621	32,961
Total liabilities	$360,978	$173,921

Equity
Stockholders’ equity:
Preferred shares, 50,000,000 authorized, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000,000; issued and outstanding 21,408,171 shares in 2010 and 14,306,873 shares in 2009	214	147
Additional paid-in capital	77,047	28,508
Retained earnings	47,381	41,156
Total stockholders’ equity	$124,642	$69,811
Commitments and contingencies
Total liabilities and stockholders’ equity	$485,620	$243,732

Walker & Dunlop, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	For the three months ended December 31,		For the year ended December 31,
	2010	2009	2010	2009
Revenues
Gains from mortgage banking activities	$26,658	$17,797	$85,203	$57,946
Servicing fees	7,255	5,631	27,024	20,981
Net warehouse interest income	642	1,064	3,586	4,186
Escrow earnings and other interest income	424	480	2,056	1,769
Other	1,076	1,524	3,965	3,879
Total revenues	$36,055	$26,496	$121,834	$88,761

Expenses
Personnel	$13,582	$7,662	$42,459	$32,177
Amortization and depreciation	4,565	3,780	16,959	12,917
Provision for risk-sharing obligations	3,072	2,299	7,469	2,265
Interest expense on corporate debt	295	372	1,334	1,684
Other operating expenses	3,925	1,576	13,471	11,114
Total expenses	$25,439	$15,689	$81,692	$60,157
Income from operations	$10,616	$10,807	$40,142	$28,604
Gain on bargain purchase	—	—	—	10,922
Income from operations before income taxes	$10,616	$10,807	40,142	$39,526
Income tax expense	31,915	—	31,915	—
Net income	$(21,299)	$10,807	8,227	$39,526

Basic and diluted earnings per share	$(1.34)	$0.73	$0.55	$2.76

Basic weighted average shares outstanding	15,900,924	14,741,504	15,033,741	14,306,873
Diluted weighted average shares outstanding	15,903,594	14,741,504	15,036,411	14,306,873

Proforma net income data, unaudited
Income from operations, as reported	$10,616	$10,807	$40,142	$28,604
Pro forma adjustments for income tax expense	4,108	4,182	15,535	11,070
Pro forma income from operations, net of tax	$6,508	$6,625	$24,607	$17,534
Bargain purchase gain	—	—	—	10,922
Pro forma net income	$6,508	$6,625	$24,607	$28,456
Pro forma basic and diluted earnings per share	$0.41	$0.45	$1.64	$1.99

Walker & Dunlop, Inc.

Income from Operations per Share

(In thousands, except share and per share data)

	For the three months ended December 31,		For the year ended December 31,
	2010	2009	2010	2009

Income from operations, as reported	$10,616	$10,807	$40,142	$28,604

Shares used in the calculation of income from operations per share:
Weighted average common shares oustanding - basic	15,900,924	14,741,504	15,033,741	14,306,873
Weighted average common shares outstanding - diluted	15,903,594	14,741,504	15,036,411	14,306,873

Income from operations per share - basic and diluted	$0.67	$0.73	$2.67	$2.00

OPERATING DATA

(dollars in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2010	2009	2010	2009
Origination Data:
Origination Volumes by Investor
Fannie Mae	$494,341	$398,311	$1,572,096	$1,413,144
Freddie Mac	111,378	50,937	526,661	255,997
Ginnie Mae - HUD	170,859	54,587	616,075	217,186
Other	293,073	43,860	456,786	343,445
Total	$1,069,651	$547,695	$3,171,618	$2,229,772

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	1.14%	1.44%	1.33%	1.24%
Fair value of MSRs created, net	1.35%	1.81%	1.36%	1.35%

Key Expense Metrics (as a percentage of total revenues)
Personnel expenses	38%	29%	35%	36%
Other operating expenses	11%	6%	11%	13%
Total expenses	71%	59%	67%	68%

	As of December 31,
	2010	2009
Servicing Portfolio by Type
Fannie Mae	$9,459,813	$8,695,229
Freddie Mac	2,467,567	2,055,821
Ginnie Mae - HUD	836,924	350,676
Other	1,854,990	2,101,591
Total	$14,619,294	$13,203,317

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate	0.20%	0.18%

KEY CREDIT METRICS

(dollars in thousands)

	Year ended December 31,
	2010	2009
Key Credit Metrics
Unpaid principal balance:
Total servicing portfolio	$14,619,294	$13,203,317
Fannie Mae servicing portfolio:
Fannie Mae Full Risk	5,865,285	$5,476,467
Fannie Mae Modified Risk	1,994,847	1,226,669
Fannie Mae No Risk	1,599,681	1,992,093
Total Fannie Mae	$9,459,813	$8,695,229

Fannie Mae at risk servicing portfolio (1)	$6,681,942	$5,870,363
60 Day delinquencies	56,649	17,934
At risk loan balances associated with allowance for risk-sharing obligations (2)	$137,511	$47,829

Allowance for risk-sharing obligations:
Beginning balance	$5,552	$1,101
Provision for risk-sharing obligations	7,469	2,265
Net write-offs	(2,148)	(498)
Contribution from Column	—	2,684
Ending balance	$10,873	$5,552

60 Day delinquencies as a percentage of the at risk portfolio	0.85%	0.31%
Provision for risk-sharing as a percentage of the at risk portfolio	0.11%	0.04%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.16%	0.09%
Net write-offs as a percentage of the at risk portfolio	0.03%	0.01%
Allowance for risk-sharing as a percentage of the specfically identified at risk balances	7.91%	11.61%

(1)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, all of the Company’s risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)

There are loans within our servicing portfolio which are greater than sixty days delinquent, and are included in 60 day delinquencies, within at risk portfolio, for which no allowance has been recorded because our estimate of the fair value of the underlying collateral is greater than the unpaid principal balance of the associated loan. Accordingly, we do not anticipate recognizing a loss for these loans upon settlement of our risk-sharing obligation with Fannie Mae.